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Exhibit 99

NEWSRELEASE                                                    [COMPANY LOGO]

NYSE: WMB                                              Leading Energy SOLUTIONS
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DATE:             March 17, 2003

CONTACT:            Kelly Swan                         Travis Campbell                    Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-6932                     (918) 573-2944                     (918) 573-3679
                    kelly.swan@williams.com            travis.campbell@williams.com       richard.george@williams.com
                    -----------------------            ----------------------------       ---------------------------
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                   WILLIAMS REPORTS AUDITED FINANCIAL RESULTS
         Records Adjustments for FERC Item and Investment-Related Charge

         TULSA, Okla. - Williams (NYSE:WMB) announced today that is has recorded two additional after-tax charges totaling $18 million in the company's 2002 financial results.

         Subsequent to the company's year-end earnings report last month, Williams has negotiated a settlement with the Federal Energy Regulatory
Commission pertaining to its Transco pipeline and recorded an adjustment related to a petroleum pipeline investment.

         On Feb. 20, the company announced an unaudited net loss of $736.5 million, or $1.60 per share. In a form 10-K filing planned this week, Williams will file audited results that show a net loss of $754.7 million, or $1.63 per share.

         "Wrapping up these issues continues to help us move beyond 2002, which was one of the toughest years in Williams' long history," said Steve Malcolm, chairman, president and CEO. "We're fully focused on the days ahead as we build a stronger, more focused Williams. We have been making notable progress on our liquidity and integrated natural gas business strategy."

         Williams and the FERC agreed late last week to settle issues raised during an investigation of Transco's compliance with regulations governing the relationship between interstate gas pipelines and marketing affiliates.

         The company already has instituted a number of process changes to address the FERC's concerns and, as part of the settlement, has agreed to a plan to ensure future compliance. Williams has previously worked to honor the spirit of the FERC's market affiliate rules and believes that none of the issues identified by the FERC harmed any party or provided any competitive advantage to
Williams.
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          "Our clear and continuing objective is to conduct our business in a manner that is consistent with the FERC's regulations," Malcolm wrote today in a letter to Williams employees. "We must ensure that all of our business activities always meet our own high standards of conduct and fully comply with all rules and regulations."

         As a result of the agreement, Williams will pay a civil penalty of $20 million to FERC over the next four years, beginning with a $4 million payment as early as mid-May. The impact on Williams' financial results is an additional $8 million charge to fourth-quarter 2002 segment profit for its gas pipeline business. This charge, combined with previously recorded amounts, adequately reflects the total financial impact of the settlement.

         The settlement also calls for the company's Transco pipeline to discontinue firm sales services by April 1, 2005, and places additional restrictions on Williams' energy marketing and trading unit's ability to transport gas on affiliated pipelines. Williams said it will continue to have the capability to transport gas through its affiliated pipelines to meet the needs of its exploration and production, midstream and power businesses.

         Since the company is continuing to pursue a strategy to substantially exit the energy marketing and trading business through sales or joint venture, Williams does not expect these new requirements from the FERC to have a significant impact on the company's future business.

         Unrelated to today's agreement with the FERC, Williams will record a $10 million charge to its 2002 financial results to reflect adjustments recorded by a petroleum liquids pipeline project in which the company owns a 32.1 percent interest. The adjustment is to expense certain amounts previously capitalized as property costs.

         Additional information regarding today's announcements will be available in the company's Form 10-K.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf
Coast and Eastern Seaboard. More information is available at www.williams.com.

                                      ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995.
Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.